Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. on Form S-1/A, Amendment No. 1, FILE NO. 333-227430, of our report dated December 21, 2017, with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2017 and 2016 and for the years ended September 30, 2017 and 2016, which report is included in the Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2017 and incorporated by reference in the Prospectus, which is part of the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Boston, MA
October 8, 2018